Exhibit 3.145

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

TOLL TX NOTE LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment”) is made as of the 1st day of August, 2011 by Toll Dallas TX LLC, a Texas limited liability company (the “Sole Member”).

BACKGROUND

A. The Sole Member entered into that certain Limited Liability Company Operating Agreement of Toll TX Note LLC, a Texas limited liability company (the “Company”), dated April 12, 2010 (the “Agreement”).

B. Pursuant to Section 16 of the Agreement, the Agreement may only be modified, altered, supplemented or amended pursuant to a written agreement executed by the Sole Member.

C. The Sole Member desires to amend Section 8(i) of the Agreement.

NOW THEREFORE, intending to be legally bound hereby, the Sole Member hereby removes the current language contained in Section 8(i) of the Agreement and replaces it with the following language:

The Sole Member hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to no fewer than two (2) and no greater than three (3) managers (individually, a “Manager” and collectively, the “Managers”) and hereby consents to the election of Thomas J. Murray and Robert G. Paul as Managers of the Company. Each Manager is individually authorized to act on behalf of the Company.

IN WITNESS WHEREOF, the Sole Member has executed this Amendment as of the day and year first written above.

TOLL DALLAS TX LLC

By:
Mark J. Warshauer
Vice President